FORM 8-A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ATEL 16, LLC
(Exact name of registrant as specified in its charter)

California	45-1625956
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

The Transamerica Pyramid 600 Montgomery Street, 9th Floor
San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration file number to which this form relates: 333-188924

Securities to be registered pursuant to Section 12(g) of the Act:

Units of Limited Liability Company Interest
(Title of Class)

Name of each exchange on which each class is to be registered:  None

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

(a)   Capital stock.

      Inapplicable

(b)   Debt securities.

      Inapplicable

(c)   Warrants and rights.

      Inapplicable

(d)   Other securities.

     ATEL 16, LLC, a California limited liability company, commenced a public offering of its Units of limited liability company interest on November 5, 2013. The Units of limited liability company interest in the Registrant (the "Units") are the securities subject to this registration statement.

     The Registrant's governing instrument, and the instrument defining the rights, preferences and privileges of the Units, is the Registrant's Amended and Restated Limited Liability Company Operating Agreement (the "Operating Agreement"), included as Exhibit B to the prospectus attached as Exhibit 2.1 hereto. All matters relating to distribution and allocation rights (prospectus heading "Income Losses and Distributions" and Article 10 of the Operating Agreement), redemption provisions (prospectus heading "Summary of the Operating Agreement - Repurchase Plan" and Article 13 of the Operating Agreement), voting rights (prospectus heading "Summary of the Operating Agreement – Voting Rights of Members," Operating Agreement Article 16), liquidation rights (prospectus heading "Income Losses and Distributions" and Articles 10 and 19 of the Operating Agreement), liability to assessment (prospectus heading "Summary of the Operating Agreement - Status of Units," Operating Agreement Article 7), restrictions on alienability (prospectus heading "Summary of the Operating Agreement - Transferability of Units," Operating Agreement Article 11), and all other rights preferences and privileges attached to the Units are set forth in the Operating Agreement and described in the prospectus, and there is hereby incorporated herein by reference to the Operating Agreement and prospectus all such information.

(e)   Market information for securities other than common equity.

      Inapplicable

(f)   American Depositary Receipts.

      Inapplicable

Item 2.  EXHIBITS

      2.1     The Registrant's prospectus dated November 5, 2013, including the Registrant's Amended and Restated Limited Liability Company Operating Agreement attached as Exhibit B to the prospectus, are hereby incorporated by reference, pursuant to Rule 12b-32, to the prospectus included in the Registrant's Post Effective Amendment No. 2 to its Registration Statement on Form S-1 filed April 2, 2015 (SEC File No. Registration No. 333-188924).

SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	April 7, 2015	ATEL 16, LLC

By: ATEL Managing Member, LLC, Manager By: ATEL Financial Services, LLC, Manager

By: /s/ DEAN L. CASH
Dean L. Cash, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

2.1
Prospectus dated November 5, 2013, including the Registrant's Amended and Restated Limited Liability Company Operating Agreement attached as Exhibit B to the prospectus, are hereby incorporated by reference, pursuant to Rule 12b-32, to the prospectus included in the Registrant's Post Effective Amendment No. 2 to its Registration Statement on Form S-1 filed April 2, 2015 (SEC File No. Registration No. 333-188924).